RISK FACTORS

An investment in Units involves certain risks. Prospective investors should consider, in addition to the factors set forth elsewhere in this Prospectus and general investment risks, the following risks before making a decision to subscribe for Units.

Tax Risks

The following paragraphs summarize certain of the risks relating to the full realization of the tax benefits associated with an investment in the Partnership and certain specific tax rules and risks associated with such an investment. A more complete discussion of the federal income tax risks and consequences of an investment in the Partnership is contained in the "Federal Income Tax Considerations" section hereof. Each prospective Limited Partner should read that section carefully. In addition, particularly because of the recent passage of landmark tax reform legislation, each prospective Limited Partner should obtain the advice of his own tax advisor concerning the matters discussed in the "Federal Income Tax Considerations" section and the effect of an investment in the Partnership on his personal tax situation. See "Glossary" for the definition of terms used herein and not previously defined.

1. *Recapture of Low-Income Credits.* The Code provides that Low-Income Credits allocated to a Limited Partner with respect to a Property will be recaptured (and the Limited Partner will be required to pay additional federal income tax in an amount equal to the credits recaptured) in the case of the occurrence of certain events during the 15-year period beginning with the year in which Low-Income Credits are first available with respect to a Property. The events that will cause recapture include a reduction in the Partnership's interest in the Local Partnership or a reduction or disposition of the Local Partnership's interest in the Property (including a casualty event where the Property is not timely reconstructed); a reduction in the number of apartment units in a Property rented to qualified low-income tenants below the number of such apartment units that were used in the formula pursuant to which the Low-Income Credit was calculated (in which case the recapture rules will apply to the Low-Income Credits applicable to such units); or a reduction in the number of apartment units in a Property rented to qualifying tenants below the minimum thresholds used for determining the availability of the Low-Income Credits (in which case all Low-Income Credits claimed with respect to the Property will be subject to the recapture rules). The recapture rules provide that a portion of the previously claimed credits equal to the excess of the credits claimed over the amount of credit that would have been available if the credits were claimed on a straight-line basis over 15 years instead of on a straight-line basis over 10 years must be reported as additional tax liability in the year of the recapture. This additional tax liability cannot be offset by any other nonrefundable tax credits. In addition, nondeductible interest on the recaptured amount is imposed at the statutory tax deficiency rate from the year in which the credits recaptured were originally claimed to the year of the recapture. See "Low-Income Credits—Recapture of Low-Income Credits." There is a risk that Limited Partners will be required to recapture Low-Income Credits at a time when they receive no cash from the Partnership, resulting in an out-of-pocket tax cost to the Limited Partners.

On November 10, 1988 the Technical and Miscellaneous Revenue Act of 1988 (H.R. 4333) (the "1988 Act") was enacted into law. One provision of the 1988 Act treats the Partnership as the taxpayer for purposes of the Low-Income Credit recapture rules, unless the Partnership elects not to be so treated. The Partnership does not intend to make such an election. Thus, no recapture of Low-Income Credits will inure to a transferor Limited Partner on the disposition of Units (provided that a transfer of 50% or more of the interests in Partnership profits and capital has not occurred within a 12-month period). However, the transferee Limited Partner would be required to recapture a portion of the Low-Income Credits previously taken by the transferor Limited Partner if any of the recapture events (other than a disposition of Units) occur during the period the transferee Limited Partner owns the Units. See "Low-Income Credits—Recapture of Low-Income Credits."

In the event that the Partnership obtains nonrecourse acquisition financing from a non-profit organization and the amount of such loan is included in eligible basis on which Low-Income Credits are claimed, if such loan is not fully repaid by the end of the Compliance Period with respect to the Property financed with such loan (or, if earlier, at the time the loan matures or is refinanced or at the time the Property is sold), the Limited Partners will be required to recapture the Low-Income Credits taken that were attributable to such loan. See "Low-Income Credits—Recapture of Low-Income Credits."

An additional risk that may be involved in the acquisition of interests in an Existing Complex arises from the annual reporting requirements imposed upon Local Partnerships by the legislation that created the Low-Income Credit program. Existing leases with tenants in a Property may not obligate the tenants to provide the income and other information necessary to enable the Local Partnership to fulfill such reporting obligations, and accordingly the Local Partnership may have no means of requiring tenants to supply such information. Inasmuch as the burden of proving the Low-Income Credits have

been validly claimed is expected to be imposed generally on the Local Partnerships (as opposed to the imposition on the IRS of the burden of disproving such eligibility), the absence of such tenant reporting obligations may adversely affect the ability of the Local Partnerships owning Properties to demonstrate such eligibility. See "Low-Income Credits—Recapture of Low-Income Credits."

The 1989 Act Conference Committee report of the Senate and House of Representatives directs the Treasury Department to promulgate guidance on recapture of the Low-Income Credit within 6 months after the date of the legislation. The General Partner is unable to predict what impact these rules will have on the Partnership.

2. *Limitations on Losses and Credits from Passive Activities.* In general, tax losses and credits allocated to a Limited Partner who is an individual, trust, estate or personal service corporation may be used to reduce the Limited Partner's tax liability only to the extent that such liability arises from passive activities. In addition, under the Revenue Act of 1987 (the "1987 Act"), income from a publicly-traded partnership generally cannot be sheltered by losses or credits from other passive activities, including losses and credits generated by an investment in the Partnership. Therefore, tax losses and credits from an investment in the Partnership are generally not expected to be available to offset tax liabilities that arise from (1) salaries, (2) dividends, interest, and other "portfolio income," and (3) investments in publicly-traded partnerships. However, in the case of most individuals not subject to the Alternative Minimum Tax, the 1989 Act provides a limited exception which allows such individuals to use up to approximately $7,000 of Low-Income Credits to reduce income from all sources (other than possibly publicly-traded partnerships). For a discussion of the application of this exception to the Limited Partners, see "Who Should Invest," "Low-Income Credits—Utilization of the Low-Income Credit" and "Federal Income Tax Considerations—Taxation of the Limited Partners—Limitations on Deduction of Partnership Losses-Passive Activity Limitation."

3. *"At Risk" Limitations.* The Tax Reform Act of 1986 (the "1986 Act") extended the "at risk" rules to the activity of holding real property, with an exception for qualified nonrecourse financing secured by real property used in the activity. Qualified nonrecourse financing does not include acquisition financing or financing in connection with the acquisition of property from a related party. Similar "at risk" rules apply to reduce the amount of the Low-Income Credits available to Limited Partners. However, in the case of the "at risk" rules applicable to the Low-Income Credit, qualified nonrecourse financing includes acquisition financing obtained from certain qualified non-profit organizations. The General Partner anticipates that, except in the case of purchases of Properties from certain qualified non-profit organizations, the amount of any acquisition financing will not initially be includable in the basis upon which the Low-Income Credit is calculated because such financing will not comply with the "at risk" rules of the Code. See "Federal Income Tax Considerations—Taxation of the Limited Partners—Limitation on Deduction of Partnership Losses—Limitation of Loss to Amount At Risk," and "Low-Income Credits—Utilization of the Low-Income Credit."

4. *Purchase Money Notes.* The Partnership may issue purchase money notes to acquire interests in Local Partnerships. The IRS might contend that a purchase money note is not reasonably certain to be paid and, therefore, is not true debt for tax purposes. If such an assertion were sustained, the purchase money note could not be included in the depreciable basis of the related Property or in a Limited Partner's basis in his Units, there would be no deduction for accrued but unpaid interest on the purchase money note and either some Local Partnership tax losses would be reallocated to the holders of the purchase money note or questions could be raised concerning the Partnership's ownership of the Local Partnership Interests. The General Partner intends to use purchase money financing only when it believes that it can establish that the purchase money note is reasonably certain to be paid and to obtain an opinion of counsel that such purchase money debt will be treated as true indebtedness for tax purposes. See "Federal Income Tax Considerations—Purchase Money Notes."

5. *Closing in Escrow.* In those cases where HUD or other governmental approval is required prior to the transfer of a Local Partnership Interest or Property, it is expected that the transfer of the Local Partnership Interest or Property will be made in escrow, with the escrow agent holding the assignment of the Local Partnership Interest and any promissory notes or cash in escrow until HUD or another governmental agency approves the transfer. The IRS may contend that no transfer has taken place until HUD or such other governmental approval has been obtained, in which case depreciation deductions, inclusion in basis of applicable indebtedness and other tax benefits will not be allowed until HUD approval is obtained and the escrow is released. In such event, the availability of Low-Income Credits will either be deferred or lost. See "Federal Income Tax Considerations—Ownership of a Property."

6. *Partnership Income, Loss and Cash Distribution.* It is anticipated that the Partnership will realize tax losses in its early years of operation. Tax losses allocated to Limited Partners may be reduced or eliminated if the IRS attempts to disallow and is successful in disallowing deductions of various fees and expenses that will be incurred by the Partnership or if the IRS contends successfully that the allocations and distributions provided for in the Partnership Agreement or the partnership agreements of the Local Partnerships do not satisfy the requirements of the Code. See "Federal Income Tax Considerations—Allocations of Partnership Income and Losses for Tax Purposes." In later years it is anticipated that the

Partnership will realize taxable income for federal income tax purposes. In such years, each Limited Partner must report his share of such income on his federal, state and local tax returns. At some point, the Partnership's operations may generate less cash flow than taxable income, and the income taxes payable with respect to the Partnership's taxable income in these later years may exceed the Cash Flow available for distribution to the Limited Partners in such years and may result in an out-of-pocket tax cost to the Limited Partner. See "Federal Income Tax Considerations—Taxation of the Limited Partners."

7. *Gain on Disposition*. A Limited Partner may experience taxable gain or credit recapture on a disposition of Units (whether by sale, gift or exchange), or upon a disposition of the Local Partnership Interests or the Properties or any part thereof, including an involuntary foreclosure, even though no cash (or an amount of cash less than the gain) is realized on the disposition. In such circumstances the Limited Partner may experience an out-of-pocket tax cost. See "Federal Income Tax Considerations—Gain or Loss on Sales of Interests."

8. *Depreciation and Interest Deductions*. The Local Partnerships will compute depreciation deductions on the Properties by allocating the depreciable basis of each Property among the building, the land and items of personal property in accordance with their respective relative fair market values, as determined by an appraisal. The Partnership expects that Local Partnerships generally will recover the cost of depreciable real estate over 27.5 years or a longer period if selected by the Local General Partners, using the straight-line method, and the cost of any personal property over a prescribed period based upon the useful life of the property, which generally is expected to be 5-7 years, using the straight-line method. The IRS could attempt to adjust the timing and amount of depreciation deductions taken by the Local Partnership. For example, the IRS could take the position that more of the depreciable basis should be allocated to the land and less to the building, or that the fair market value of a Property is less than the amount paid by the Partnership, so that some portion of the mortgage encumbering the Property should not be included in the depreciable basis of the Property. The IRS also could assert that the Local Partnership should not be entitled to claim interest deductions during the term of a mortgage unless the Local Partnership can demonstrate that the value of each Property is more than the amount of such mortgage. There can be no assurance the IRS would not prevail if it asserts these or other arguments. In such case, the Partnership could be prevented from taking any depreciation or interest deductions or its depreciation and interest deductions and tax credits could be reduced or deferred. See "Federal Income Tax Considerations—Depreciation."

9. *Alternative Minimum Tax*. An investment in the Partnership may affect the liability of a Limited Partner for the alternative minimum tax. Low-Income Credits may not be used to reduce the alternative minimum tax nor are they preference items used in its calculation. The 1986 Act revised the individual alternative minimum tax by increasing the tax rate from 20% to 21%, adding a phase-out of the exemption amount, and adding a number of preference items including losses from passive business activities (which term would include the Partnership). Corporations are also subject to an alternative minimum tax. Prospective Limited Partners should review the effect of an investment in the Partnership on their liability for the alternative minimum tax with their own tax advisors. See "Federal Income Tax Considerations—Alternative Minimum Tax."

10. *Not-for-profit Activities*. Generally, deductions, losses or credits that are derived from "activities not engaged in for profit" are not allowed except to the extent of gross income derived from such activity. Although the IRS has ruled that it will not apply the "not-for-profit" argument to disallow losses arising from certain investments in low-income housing, there is no published ruling indicating that the IRS would not attempt to apply such argument to an investment in the Partnership to disallow deductions, losses or credits allocated to the Limited Partners. Although, based upon certain representations made by the General Partner, Stroock & Stroock & Lavan, counsel for the Partnership ("Counsel"), is of the opinion that it is more likely than not that Section 183 of the Code will not operate to limit the extent to which Partnership losses and credits will be allowed, there can be no assurance that the IRS will not attempt to disallow Partnership losses and credits based on the "not-for-profit" argument or that such attempt will be unsuccessful. See "Federal Income Tax Considerations—Activities Not Engaged in for Profit."

11. *Classification of the Partnerships*. The Partnership and the Local Partnerships will not seek advance rulings from the IRS that they will be treated as partnerships for federal income tax purposes rather than as associations taxable as corporations, and under current IRS guidelines the partnerships could not obtain such rulings. Although Counsel will render an opinion that the Partnership will be treated as a partnership for federal income tax purposes, and although it is contemplated that counsel to the Local Partnerships will render a similar opinion with respect to the Local Partnerships, an opinion of counsel is not a legal determination and is not binding on the IRS. Moreover, an opinion of counsel is based on existing judicial and administrative interpretations of applicable law and Regulations, all of which are subject to change. Therefore, there can be no assurance that the Partnership and the Local Partnerships will be treated as such for federal income tax purposes. If a partnership were classified as an association taxable as a corporation, the tax status of the Partnership and the Limited Partners would be adversely affected, and any tax benefits expected from an investment in the Partnership would be lost. Among other things, the income, deductions and any credits of the Partnership would have to be reported on its own

tax return and could not be passed through to the Partners and Limited Partners, the Partnership would be subject to tax as a corporation and any distributions by the Partnership to its Partners and Limited Partners would constitute dividends, generally taxable as ordinary income in whole or in part. See "Federal Income Tax Considerations—Classification of the Partnerships."

12. *Audit Risks.* The Partnership must file annual federal information tax returns and may also be required to file state or local tax returns. Any return filed by the Partnership may be audited and any such audit may result in adjustments. Adjustments to any of the Partnership's returns could result in an audit of a Limited Partner's own tax return. Any audit of a Limited Partner's tax return could result in adjustments to non-Partnership as well as Partnership items, could involve additional expenses for such Limited Partner and could result in the imposition of interest charges and penalties. A federal tax audit of the Partnership's information returns could result in the imposition of additional tax liability for the Limited Partners, as well as interest and, possibly, penalties. The IRS has expanded substantially its examination of partnership tax returns, with almost all of the expanded examination directed at tax shelter partnerships filing returns showing losses over $25,000. The IRS has reported that it examined a substantial percentage of the returns in this category in a recent fiscal year.

Promoters of tax shelters are required to register their offerings with the IRS and to maintain a list identifying each investor in the shelter. This list must be furnished to the IRS on request. The Partnership will be treated as a tax shelter for this purpose and will be required to register with the IRS. REGISTRATION, WHICH MAY INCREASE THE LIKELIHOOD OF AN AUDIT, DOES NOT INDICATE THAT THIS INVESTMENT OR THE ANTICIPATED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

Because of the above factors, the likelihood that the Partnership's tax returns will be selected for audit is increased and, consequently, the likelihood that a Limited Partner's individual tax return will be audited also is increased. The likelihood of an audit also is increased by rules that provide for uniform judicial and administrative proceedings at the partnership level. Recent changes to the tax laws have increased the size and scope of a taxpayer's potential liability for interest and penalties. For example, under the 1986 Act, the interest rate that generally applies to underpayments of tax is 3% over the applicable federal short-term rate, and interest owed to the IRS will generally not be deductible.

13. *Allocations.* The Partnership Agreement contains allocations of Partnership items which are described under the heading "Profits, Losses and Distributions." Although counsel will render its opinion that it is more probable than not that such allocations will be materially respected for federal income tax purposes, there can be no assurance that the IRS will not successfully assert a contrary position. If the allocations contained in the Partnership Agreement were to be disregarded, the Limited Partners' share of income, gains, losses, deductions and credits could be materially and adversely affected. In addition, the allocation of Low-Income Credits is based upon Regulations promulgated prior to the enactment of the low-income housing tax credit provisions by the 1986 Act. It is possible that the IRS could issue regulations that allocate low-income housing tax credits in a manner different from the allocations in the current Regulations. See "Federal Income Tax Considerations—Allocation of Partnership Income and Losses for Tax Purposes."

14. *Related Party Acquisitions.* In order to qualify for the Low-Income Credit and to include certain indebtedness in eligible basis of property subject to the Low-Income Credit, an existing property cannot be acquired from a related party. Partnerships are considered related for this purpose if the same persons own, directly or indirectly, more than 10% of the capital or profits interest in both partnerships. A partnership and a partner are considered related if the partner owns more than 10% of the capital or profits interests in the partnership. Neither the Code nor the Regulations provides any guidance on how to measure the percentage interests in profits or capital of the partners. Before acquiring any Property or Local Partnership Interest, the Partnership will obtain an opinion of counsel that the Partnership will not be prohibited from obtaining Low-Income Credits because of a related party transaction. See "Low-Income Credits."

15. *Other Tax Risks.* An investment in the Partnership carries with it certain other material tax risks, including (i) the possibility that the amount of the basis of a Property that a Local Partnership allocates to assets subject to cost recovery deductions might be disallowed, resulting in the disallowance of depreciation deductions and the reduction of Low-Income Credits claimed with respect to such Property; (ii) the possibility that the Partnership's or Local Partnership's inclusion in eligible basis of certain fees (including acquisition and development fees) or certain construction period expenses might be challenged by the IRS resulting in the reduction of Low-Income Credits; (iii) the possibility that the relationship between the Partnership or a Local Partnership and some other party may be recharacterized in a fashion that would adversely affect the anticipated tax treatment of the Partnership; and (iv) the possibility that Properties will be acquired in states which impose income or estate taxes which would be applicable to Limited Partners.

16. *Omnibus Budget Reconciliation Act of 1987.* On December 22, 1987, The Omnibus Budget Reconciliation Act of 1987, which included the 1987 Act, was enacted. One provision of the 1987 Act taxes as corporations certain "publicly-traded partnerships." It is not anticipated that the Partnership will be such a publicly-traded partnership. The General Partner

will use its best efforts to prevent an active secondary market in the Units. Counsel will render its opinion that the Partnership is not a publicly-traded partnership. The 1987 Act also provides for a study, to be completed in 1989, of whether additional changes should be made to the taxation of partnerships. As of the date of this Prospectus it was uncertain whether such a study has been completed. It is impossible to predict whether additional legislation affecting the taxation of partnerships will eventually be enacted or in what form any such legislation may be enacted. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS PERSONAL TAX ADVISOR ABOUT THE EFFECT OF ANY CHANGES IN THE TAX LAW AFTER THE DATE HEREOF.

17. *Risk of Recently Enacted Tax Changes.* The Revenue Reconciliation Act of 1989, which comprises the tax provisions of the Omnibus Budget Reconciliation Act of 1989 (Title VII of H.R. 3299) was signed into law on December 19, 1989 by President Bush. The 1989 Act makes a number of important substantive changes to the Low-Income Credit provisions of the Code. Because these provisions are newly enacted, they have not been the subject of administrative pronouncement or guidance.

For a more detailed discussion of the foregoing and other tax issues, see "Low-Income Credits" and "Federal Income Tax Considerations."

Investment Risks

Risks of Real Estate Investments

The business of investing in real estate is highly competitive and subject to numerous risks. Transfer of Local Partnership Interests and the Properties may be subject to significant legal, contractual and/or practical restrictions. The Partnership's investment in Properties will be subject to the risks inherent in the ownership of multi-family residential real estate which are beyond its control, such as fluctuations in occupancy rates and operating expenses and variations in rental schedules, which in turn may be adversely affected by general and local economic conditions, the supply of and demand for government-assisted projects, changes in general or local economic conditions, adverse use of adjacent or neighboring real estate, zoning laws, over-supply of available apartment units, reduced employment in areas of Partnership investments, reduced costs of operating competing properties and increasing real property tax rates. Since certain costs of real estate ownership (principally debt service, real estate taxes and insurance) do not generally decrease with decreases in occupancy rates, the cost of operating a Property may exceed the income therefrom. As the Partnership's ability to make distributions to Limited Partners will depend on these and other factors beyond the control of the General Partner and Local General Partners, there can be no assurance that Partnership operations will be profitable.

There are particular operating risks in government-assisted Properties which could cause a Local Partnership's equity in a particular Property to be lost through foreclosure. Operating expenses may increase beyond the rent level permitted by regulatory agencies under subsidy or other government-assisted programs, or beyond the maximum level of rentals on housing units set aside for low-income tenants that is necessary to maintain eligibility for Low-Income Credits, rental income may decline due to vacancies or Congress may not appropriate monies in the future in order to fund certain subsidies expected to be received by the Local Partnerships. These problems may result from a number of factors (including increases in real estate taxes, utilities and insurance), many of which cannot be controlled by the General Partner and the Local General Partner. See "Investment Risks Related to Government-Assisted Properties" below. In addition, government-assisted properties are often located in neighborhoods in which there may be buildings undergoing renovation or unoccupied buildings, which may increase the likelihood of certain additional risks such as neighborhood fires, and in neighborhoods in inner-cities which may have higher operating expenses.

If a Property does not maintain high occupancy levels, the Property may not generate sufficient revenue to satisfy its debt service and other obligations, which ultimately may result in foreclosure of the mortgage loan thereon and adverse tax consequences to the Limited Partners. Further, the Partnership may utilize Purchase Money Notes in acquiring Local Partnership Interests in Local Partnerships owning Existing Complexes. It is expected that the full original principal amount of Purchase Money Notes, if any, executed by the Partnership in connection with the acquisition of a Local Partnership Interest will be payable from the proceeds of a sale or refinancing of a Property. There can be no assurance that a Property can be sold or refinanced on favorable terms prior to the maturity of the Purchase Money Note given by the Partnership with respect thereto. In such event, unless the Partnership is able to secure an extension of the time for payment of the Purchase Money Note, the Partnership could lose its interest in the Local Partnership. There can be no assurance as to the availability or terms of such refinancing or extension or whether the Partnership would have sufficient income to pay any additional debt service. In any event, the amount of any Purchase Money Note (other than certain notes given to a not-for-profit corporation) will not be included in the "qualified basis" of the Partnership for Low-Income Credit purposes.

When a Property is sold, there can be no assurance that the proceeds of the sale will be sufficient to pay the balance due on the mortgage loan or any other outstanding indebtedness to which the Property is subject, and then to make distributions to the Partnership which would enable it to pay the balance due on its Purchase Money Note, if any, with respect to such Local Partnership or provide funds to pay the taxes that may be expected to be due upon such a sale. Furthermore, under the 1989 Act, the amount realized upon the disposition of some or all of the Properties may be limited to an amount determined by a statutorily mandated formula. See "Risks Associated with High Leverage and Refinancing Underlying Indebtedness" and "Low-Income Credits—Extended Compliance Period."

Risks Associated with High Leverage and Refinancing Underlying Indebtedness

The Partnership expects that between 50% and 90% of the purchase price of each Property in which the Partnership invests will be financed with mortgage debt. See "Investment Objectives and Policies—Mortgage Financing of Complexes and Acquisitions." While the use of leverage increases the amount of funds available for investment and the aggregate amount of depreciation and tax credits available to the Partnership, it also increases the risk of loss. As a result of the use of leverage, a relatively slight decrease in revenues of a Property may materially and adversely affect the Operating Cash Flow of the associated Local Partnership and, in turn, any Cash Flow distributions to Limited Partners. In connection with the acquisition of a Local Partnership Interest, the General Partner will evaluate the financing of a Property and the likely debt service level that would be required to be maintained to service such debt and any eventual refinancing of such underlying debt, and will evaluate the existing and expected revenue levels generated by such Property. The General Partner will endeavor to acquire interests in Local Partnerships owning Properties subject to first mortgage financing having fixed rates and terms of 15 years or more. In certain limited circumstances, the Partnership may acquire interests in Local Partnerships owning Properties subject to variable rate financing or financing having a term of less than 15 years, provided that the General Partner requires the Local Partnerships to take steps to significantly reduce the risks associated with such financing, including but not limited to one or more of the following: (i) establishing maximum interest rates for variable rate financing, (ii) obtaining accrual features, (iii) purchasing interest rate swaps, (iv) establishing debt service escrows from mortgage proceeds, surplus operating revenues, holdbacks of capital contributions or letters of credit, (v) obtaining Local General Partner guarantees, (vi) establishing extension options, and/or (vii) establishing mandatory refinancing requirements. The Partnership will not acquire interests in any such Local Partnership unless the General Partner reasonably believes that during the Compliance Period with respect to the Property owned by such Local Partnership, any interest rate fluctuation or term risk has been significantly reduced. There can be no assurance, however, that, regardless of the term or type of financing to which they are subject, any of the Properties will meet their debt service requirements, or that any Local Partnership debt will be able to be refinanced.

Financing that contains an interest accrual feature can result in substantial compounding of interest obligations during the term of the financing, reducing amounts that might otherwise be available as Sale or Refinancing Proceeds from a Property.

The use of first mortgage financing carrying a below-market interest rate because of government assistance or that is derived from the proceeds of tax-exempt bonds issued by state or local governments entails other risks, including possible adverse consequences to the Partnership (such as material increases in debt service requirements) if the tax exemption for the underlying bonds expires prior to the end of the related compliance period or for any reason is lost (which could occur through no fault of the Partnership). Some Properties may also be subject to secondary financing. To the extent such financing is not provided by federal, state or local governments or their agencies, the material terms of such financing will be substantially the same as those of primary financing. Historically, secondary financing provided by federal, state or local governments or their agencies has not carried the same foreclosure risks as commercial financing because the agencies providing such financing often are responsible for providing housing incentives. Therefore, if secondary financing is provided by such governments or agencies, the terms of repayment may vary significantly from those of financing from other sources. There can be no assurance, however, that such governments or agencies will not enforce foreclosure upon a material default under secondary financing documents. Should the Local Partnership's revenues be insufficient to service any of its debt, it will be required to utilize any reserves. Once reserves are exhausted, continued cash deficits will require the Local Partnership to seek additional funds or suffer foreclosure.

There can be no assurance that additional funds will be available to any Local Partnership if needed, or if available, will be on terms acceptable to the Local Partnership, nor that, if a Property is sold, the proceeds of the sale will be sufficient to pay the balance due on the mortgage loan or other outstanding indebtedness to which a Property is subject. High interest rates may make refinancing disadvantageous. Shortages of mortgage funds may render the sale of Properties to others difficult or require a Local Partnership to incur credit risks in connection with purchase money mortgages accepted by such partnership from purchasers. Foreclosure on any Property could result in tax liability to the Limited Partners, without distribution of any cash proceeds to pay such liability. See "Federal Income Tax Considerations—Gain or Loss on Sales of Interests."

Unspecified Investments and Potential Non-Availability of Suitable Investments

As of the date of this Prospectus, the Partnership has not identified any Local Partnerships or Properties in which it proposes to invest other than the investments described under "Specified Investments." Accordingly, other than as set forth in the "Specified Investments" section, subscribers will be unable to evaluate the Partnership's investments, including (a) the terms of the acquisitions of Properties or Local Partnership Interest; (b) the terms of the Local Partnership Agreements; (c) the identity or experience of any Local General Partners; (d) the type or location of the Properties; or (e) other relevant economic and financial data affecting the Properties or the Local Partnerships. Subscribers must rely solely on the decisions of the General Partner with respect to future investment and management of the proceeds of the Offering.

There can be no assurance that proposed investments described under "Specified Investments" will be acquired or that such acquisitions will be on the same terms as initially expected. In such event, the Partnership may elect not to acquire such property or to require the Local General Partners to repurchase investments previously made in such properties. See "Specified Investments." Proposed investments subject to purchase contracts remain subject to various terms and conditions of closing. If such investments are not acquired, investments acquired in substitution therefor may differ materially.

There can be no assurance that desirable Local Partnerships which meet the investment objectives can be acquired on financially attractive terms. Accordingly, there can be no assurance as to when, if ever, the Net Proceeds of the Offering may be fully invested. Delays in obtaining suitable investments could adversely affect the tax benefits an investor may realize.

Under the Partnership Agreement, if proceeds of the sale of Units remain uninvested, not committed for investment or have not been applied to reserves by December 31, 1991, such proceeds will be distributed to Limited Partners pro rata as a return of capital.

Risks in Development-Stage Complexes

The Partnership intends to invest in certain Local Partnerships owning Properties that are in a development or construction phase. See "Investment Objectives and Policies—Acquisition of Development-Stage Complexes." In general, the purchase of properties under construction involves more risk than the purchase of completed properties because of the dependency upon the Local General Partners to fulfill their obligations, including completion of construction within budget or as scheduled and other unpredictable contingencies beyond the control of the Partnership. Construction cost overruns and delays can result in the deferral of rental income with the result that debt service payment and/or operating liability payment schedules are not met. Severe cost overruns can adversely affect a building's market position. If construction cost excesses or time delays are of a sufficient magnitude, construction or permanent financing lenders can exercise their rights to halt completion of a building or foreclose upon the interest of the equity owner (*i.e.*, the Partnership). No assurance can be given that delays in the initial rent-up of the Development-Stage Complexes will not arise.

Development-Stage Complexes will have no operating history from which conclusions may be drawn regarding future performance. Accordingly, there is a risk that the projected income from such Properties will not be realized.

If the Partnership determines to acquire a Rehabilitation Property under certain limited circumstances, there is a risk that the Department of the Interior will not provide final certification for such Rehabilitation Property before the Partnership acquires such Property, which may result in a recapture of Rehabilitation Credits. See "Low-Income Credits— Rehabilitation Credit" and "Investment Objectives and Policies—Acquisition of Rehabilitation Properties."

Risks Associated with the Financial Resources of the Local General Partners or Guarantors

In negotiating each investment, the General Partner will endeavor to obtain an undertaking by the Local General Partner or other guarantors to provide loans to fund certain operating deficits of the Properties for a period of time after the acquisition of the Local Partnership Interest by the Partnership or the completion of construction or rehabilitation. In addition, in connection with the acquisition of interests in Local Partnerships owning Development-Stage Complexes, the General Partner will endeavor to obtain completion guarantees, performance bonds or other suitable security (such as letters of credit) designed to ensure timely completion of construction if the first installment of capital contributions exceeds .5% of the Partnership's Gross Proceeds, an agreement by the Local General Partner to repurchase the interest of the Partnership in the Local Partnership if completion of construction does not occur without good cause in a timely manner and/or an agreement by the Local General Partner to subordinate its management fees to the achievement of some level of positive cash flow by the Property. With respect to Development-Stage Complexes, the General Partner will also endeavor to obtain from each Local General Partner an agreement to adjust the purchase price of a Local Partnership Interest if the actual amount of Low-Income Credits generated by the Local Partnership upon completion is materially less than the anticipated

amount of Low-Income Credits or if construction is not completed without good cause in a reasonably timely manner. See "Investment Objectives and Policies—Acquisition of Development-Stage Complexes." There can be no assurance that any such arrangements will be obtained, or if obtained, will be sufficient to protect the Partnership.

With respect to the undertakings to fund operating deficits, no escrow accounts or other security arrangements will be established and there can be no assurance that the Local General Partners or other guarantors will have sufficient funds to meet such obligations. A Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning a Local Partnership, which default could result in the recapture of Low-Income Credits. If construction or rehabilitation is not completed in a timely fashion, the Partnership may suffer the loss of its entire cash investment in the Local Partnership. If income from the operations of the Property and the funds of the Local General Partners or other guarantors are not sufficient to pay all operating expenses, taxes and debt service, the Property's mortgage could be foreclosed. If any of the Local General Partners or other guarantors fail to meet their obligations, the cost of litigation to enforce the obligations may be very high. These risks could be compounded in the event that a particular Local General Partner is associated with more than one Property or Local Partnership in which the Partnership purchases an interest. In the event Low-Income Credits are less than anticipated, the Partnership may be dependent upon the financial resources of the Local General Partner for a return of a portion of the purchase price, since the Partnership will have paid a portion of the purchase price for its Local Partnership Interest before the actual amount of Low-Income Credits is determined.

Reliance on Local General Partners

The success of the Partnership will, to a large extent, depend on the quality of the management by Local General Partners who will have the authority to make decisions relating to the day-to-day operation of the Properties. A Local General Partner may also, either directly or through Affiliates, be engaged in the management of multi-family residential complexes which are competitive with the Properties. See "Conflicts of Interest—Other Activities."

To the extent that the Partnership invests in Properties which are not managed by the General Partner or its Affiliates, management responsibility will be vested in unaffiliated persons over whom the General Partner exercises little or no control. Low- and moderate-income housing requires management to be particularly responsive to tenants' social and economic needs and may require special attention to the protection of the physical property.

The Limited Partners will have no right or power to take part in or direct the management of the Partnership or Local Partnerships in which it invests, except for certain voting rights with respect to the affairs of the Partnership and Local Partnerships. See "Summary of the Partnership Agreement—Rights of the Limited Partners."

Where the Partnership establishes a Local Partnership to acquire an existing Property or acquires a Local Partnership Interest from existing limited partners who are passive investors, the Partnership will be dependent upon the Local General Partner to provide adequate disclosure to the selling limited partners with respect to the material facts affecting their decision to sell their limited partnership interests. The failure of a Local General Partner to disclose all material facts to the selling limited partners could give rise to a cause of action on the part of such selling limited partners against the Partnership, with the result that the Partnership could be held liable for the difference between the amount paid for such limited partnership interests and the actual value thereof in light of all material facts, as well as being responsible for the costs of defending against any such claims.

Limited Financial Obligation of General Partner

The General Partner's investment in the Partnership is not a material source of the Partnership's resources as the General Partner is not obligated to contribute more than a nominal initial contribution to the capital of the Partnership. The General Partner will be responsible for the payment of all Organization, Offering and Selling Expenses in excess of 3% to 5% of Gross Proceeds without reimbursement by or recourse to the Partnership. See "Compensation and Fees to General Partner and Affiliates." Affiliates of the General Partner may make operating deficit guarantees or management fee deferral undertakings in their capacity as Local General Partners. The General Partner may incur other obligations and liabilities as General Partner of the Partnership. The General Partner has the right, but not the obligation, to make Voluntary Loans to the Partnership. The General Partner is a newly-formed entity, and there can be no assurance of its ability to fulfill its financial obligations to the Partnership. See "Management of the Partnership."

Competition for Investments

The Partnership will be competing for real property investments with many other entities engaged in real estate investment activity. See "Conflicts of Interest—Other Activities." Competition among private and institutional purchasers of real property investments has increased substantially in recent years, with, in some cases, resulting increases in the purchase prices paid for real property and real estate investments. The enactment of the Tax Reform Act of 1986 and of the Low-Income Credit program may be expected to increase competition for investments of the type the Partnership is seeking.

No assurance can be given that the Partnership will be successful in obtaining suitable investments at acceptable prices for the proceeds of the Offering, or that, if investments are made, the investment objectives of the Partnership will be achieved.

The General Partner, the Local General Partners and their Affiliates are currently and may in the future be committed to the management of many other partnerships which own or will be seeking to acquire, real estate or interests therein similar to those which the Partnership is expected to own and acquire. Also, the General Partner, the Local General Partners and their Affiliates are currently and may in the future be committed to the management of other entities similar to the Partnership or the Local Partnerships. See "Conflicts of Interest—Subsequent Entities" and "Prior Performance Summary."

Risks of Joint Ventures

A portion of the Partnership's investments may be in joint ventures with other partnerships formed by the General Partner or its Affiliates. See "Investment Objectives and Policies." In particular, it is expected that the Partnership will enter into a joint venture with American Tax Credit Properties L.P. and/or American Tax Credit Properties II L.P., affiliates of the General Partner. Such joint venture investments may involve the risk that the sale of a Property at a particular time may be in the interest of one, but not all, of the joint venturers. This risk may be compounded by the fact that the General Partner may owe a fiduciary duty to each of the joint venture partnerships. See "Conflicts of Interest—Joint Ventures Between Partnerships."

Risks of Lack of Diversification

To the extent that the number of Units sold is limited, and especially if only the minimum number of Units is sold, the Partnership will invest in fewer Local Partnerships and, thus, the risks associated with an investment in the Partnership may increase. While the Partnership intends to invest in a number of Local Partnerships, opportunities may arise to invest in one or more Local Partnerships owning larger Properties, and, to the extent that the amount of the Partnership's proceeds available for investment is so allocated, it will be less able to obtain diversification of its investments. Under these circumstances, any single Property experiencing poor operating performance or impairment of value would have an increased impact on the Partnership as a whole. The Partnership does not currently expect to invest more than $10 million in a single Local Partnership; however, the Partnership may invest a greater amount in a single Local Partnership if the General Partner determines that such an investment is appropriate.

Investment Company Act of 1940

The Partnership will receive an opinion of counsel that it does not come within the definition of an "investment company" as defined in Section 3(a) of the Investment Company Act of 1940 ("1940 Act") because it is not engaged and does not propose to be engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Further, such counsel will opine that if the Partnership were deemed to be an investment company within the meaning of Section 3(a)(3) of the 1940 Act, the Partnership would be excepted from such provision pursuant to Section 3(b)(1) of the 1940 Act by virtue of the fact that it is primarily engaged, through "wholly-owned subsidiaries" (as defined in the 1940 Act), in the business of owning and operating Properties.

The Partnership also intends to file for an exemption from all the provisions of the 1940 Act pursuant to a provision of the Act which allows the SEC to grant such exemptions to the extent necessary and appropriate in the public interest. Pursuant to such section and SEC policy, such exemptions may be granted to two-tier partnerships engaged in the business of providing housing for low- and moderate-income persons. If the Partnership's application for this exemption is not granted, the Partnership nevertheless intends, in reliance upon the opinion of Counsel, not to register under the 1940 Act. The 1940 Act contains various provisions applicable to registered investment companies, including provisions relating to management and transactions with affiliates, which are inconsistent with the proposed manner of operation of the Partnership. Accordingly, if the Partnership were required to register under the 1940 Act, the Partnership and its proposed manner of operation would be materially adversely affected.

Lack of Investment Liquidity and Long Term Nature of Investment in the Partnership

Prospective investors should be fully aware of the long-term nature of their investment in the Partnership. There is no trading market for the Units and no such market is likely to develop in the future. Accordingly, Limited Partners purchasing Units will bear the economic risk of their investment for an indefinite period of time. The General Partner will use its best efforts to prevent an active secondary market in the Units. In addition, the Units may be transferred only if certain require-

ments are satisfied, including requirements that such transfer would not impair the Partnership's tax status for federal income tax purposes and would not be in violation of federal or state securities laws. See "Summary of the Partnership Agreement—Transferability of Units."

Under the recently enacted 1988 Act, the Partnership is treated as the taxpayer for purposes of the Low-Income Credit recapture rules unless the Partnership elects not to be so treated. The Partnership does not intend to make such an election. Therefore, no recapture results to a transferor Limited Partner on the disposition of Units (provided that a transfer of 50% or more of the interests in the Partnership profits and capital has not occurred within a 12-month period). Thus, a Limited Partner transferring his or her Units will not owe additional tax as a result of Low-Income Credit recapture because of such transfer. See "Low-Income Credits—Recapture of Low-Income Credits." Disposition by the Partnership of its interest in a Local Partnership or disposition of a Property by a Local Partnership during the applicable 15-year Compliance Period will result in recapture of Low-Income Credits to investors. Accordingly, the Partnership does not intend to dispose of its interest in any Local Partnership until the end of each applicable 15-year Compliance Period. In addition, it is not anticipated that the Partnership will be liquidated until the end of the last 15-year Compliance Period. See "Low-Income Credits— Recapture of Low-Income Credits."

Uninsurable Losses

The Local Partnerships will be required to arrange for comprehensive insurance, including liability, loss of rents, fire and extended coverage, which is customarily obtained for properties such as the specified Properties. However, there are certain types of losses (generally of a catastrophic nature) which are either uninsurable or not economically insurable.

Should such a disaster occur to or cause the destruction of a Property in which the Partnership has invested, the Partnership could lose both its invested capital and anticipated profits. Moreover, a portion of previously generated Low-Income Credits could be recaptured and future Low-Income Credits lost if a Property subject to a casualty loss is not restored by reconstruction or replacement within a reasonable period of time. Liability claims could also materially and adversely affect a Local Partnership if resulting judgments exceeded available insurance proceeds. The cost of liability and casualty insurance has substantially increased in recent years and certain types of insurance have become more difficult to obtain, especially for low-income housing projects and projects in inner-city areas. As a result, a Local Partnership may be obliged to self-insure a portion of its insurance claims (including through substantial deductible amounts or deposits with insurance companies).

Loss on Dissolution and Termination

In the event of a dissolution or termination of the Partnership, the proceeds realized from the liquidation of assets, if any, will be distributed to the Limited Partners, but only after the satisfaction of claims of creditors. Accordingly, the ability of an investor to recover all or any portion of his investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Investment Risks Related to Government-Assisted Properties

Requirements for Government Approval of Acquisitions and Dispositions. The Partnership may invest in HUD-assisted or HUD-insured Properties. HUD and other applicable government policies or regulations will require in most cases prior approval of the purchasers of interests in the Local Partnerships and of the transfer by the prior owner of a Property to a newly-organized Local Partnership. These approvals, even if given, may be subject to various conditions. In particular, the initial acquisition of many Local Partnership Interests and the transfer of title to Existing Complexes is expected to be required to be closed in escrow pending HUD approval. See "Tax Risks-Closing in Escrow" above. In addition, as a condition to certain acquisitions, the General Partner anticipates that HUD will require Local Partnerships to dedicate resources to maintenance in order to correct deficiencies in the physical condition of the Properties. Correction of such deficiencies will probably require expenditures of significant amounts of funds, thus effectively increasing the cost of the Partnership's acquisition of its Local Partnership Interest. There can be no assurance that any necessary governmental agency will approve any of the requested transfers, that such approvals will be received in a timely manner or that other conditions will not be imposed for such approvals. The failure to obtain, or a delay in obtaining, any required approvals would have adverse consequences to the Limited Partners. The same regulations could impair or delay the ability of the Partnership to sell its interests in Local Partnerships or the ability of Local Partnerships to sell their Properties or refinance their mortgage loans or decrease the net proceeds receivable in respect thereof. Similar restrictions may be imposed by state lending agencies or other governmental entities.

Limitations on Distributions. Applicable HUD or other government agency regulations may restrict or eliminate the ability of a Local Partnership to make distributions to the Partnership of any Operating Cash Flow that it may have.

Restrictions on Tenants. Governmental regulations with regard to the eligibility of tenants for the Properties receiving government assistance may make it more difficult to rent the apartments in the Properties.

Difficulties in Obtaining Rent Increases. In many cases, rents in Properties benefitting from government assistance will only be able to be increased with the prior approval of the applicable governmental agency. When government approval is required, rent increases will generally be approved only on the basis of a Property's increased operating expenses, and rents may not exceed the fair market rents that tenants not receiving any assistance would be willing to pay for comparable apartments. There can be no assurance that any rent increases that might be approved for any Property will be sufficient in time or in amount to offset any increased operating expenses of such Property. In addition, even if rent increases are permitted, any increase in rent will be limited by the qualification criteria for the Low-Income Credit. If, because of rent restrictions, the cash flow from a Property is insufficient to meet debt service obligations, a foreclosure of the Property's mortgage could result.

Limitations on HUD Section 8 Assistance Payments. Tenants in Properties may receive housing assistance payments under the HUD Section 8 Program. There is statutory and regulatory authority for increasing the Section 8 housing assistance payments pursuant to annual adjustment factors, although HUD has the authority to limit such increases to conform with rents charged on comparable units. There can be no assurance that HUD will approve such increases in Section 8 payments, or that the amount of the HUD-approved increases will be sufficient to cover increases in operating expenses. Moreover, HUD has only limited budget authority to fund such increases in Section 8 housing assistance payments, and it is likely that additional Congressional appropriations of funds will be needed before the end of the period of the Section 8 assistance commitments to Properties owned by the Local Partnerships in which the Partnership may invest.

In many cases Section 8 assistance payments in respect of a given Property will extend for a period of time that is shorter than the term of the first mortgage loan encumbering the Property. There can be no assurance that HUD will provide, or that it will have the authority to provide, additional rental assistance payments after existing Section 8 contracts have lapsed. If Section 8 payments were withdrawn from any Property in which the Partnership has invested, the Local General Partner might be faced with the alternative of increasing rents to levels in excess of the maximum qualifying rents for Low-Income Credit purposes (resulting in the recapture of Low-Income Credits previously claimed by Limited Partners) or suffering a foreclosure upon the Property because rental revenue was insufficient to cover debt service (which also would result in a recapture of Low-Income Credits and a likely loss of the Partnership's equity in the Property).

For a more detailed discussion of this and other government assistance programs, see "Investment Objectives and Policies-Government Assistance Programs."

Partnership-Related Risks

Possible Loss of Limited Liability Status of Limited Partners. Under the Delaware Revised Uniform Limited Partnership Act (the "Uniform Act"), the liability of a limited partner is limited to (i) the capital contribution made or required to be made by him; (ii) his share of any assets and undistributed profits of the partnership; and (iii) distributions for a period of three years from the date of such distributions when, after giving effect to a distribution, the liabilities of the partnership (other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the partnership) exceed the fair value of the assets of the partnership, but only if a limited partner knew at the time of the distribution that such limitation was violated; provided, however, that a limited partner's limited liability for partnership obligations will be lost if such limited partner (1) knowingly permits his name to be used in the name of the limited partnership, (2) is also a general partner, or (3) participates in the control or management of the business of the partnership.

The Partnership Agreement provides that in the event the Partnership is required, pursuant to the provisions of any applicable law or Local Partnership Agreement, to return to any Local Partnership any funds previously distributed by such Local Partnership to the Partnership, which funds have been distributed by the Partnership, in turn, to the Limited Partners, each Limited Partner shall be required to make a prompt and ratable return to the Partnership of such Partnership distribution received by him such that the Partnership is able to meet its obligation to such Local Partnership. To the extent that any such Limited Partner fails to return such distribution received by him to the Partnership, the Partnership Agreement permits the General Partner to withhold further distributions to such Limited Partner as an offset.

The limited partnership statutes of states under which the Local Partnerships will be formed may contain provisions similar to those contained in the Uniform Act. If the Partnership seeks to enforce the obligation of a Local General Partner to purchase the interest of the Partnership in a Local Partnership at a time when, after giving effect to such purchase, that Local Partnership's liability to creditors would exceed the fair market value of its assets, there is a risk that such purchase

obligation may be unenforceable against the Local General Partner or that the Partnership, and through it the Limited Partners, may be liable for a period of one year to return any sums paid by the Local General Partner pursuant to such obligation, if needed to satisfy such liability to creditors.

A Limited Partner's participation in the management or control of a Partnership could subject the Limited Partner to liability as a general partner. The Partnership Agreement provides that the Limited Partners have certain so-called "democracy rights," the existence and exercise of which under the Uniform Act do not constitute participating in the control or management of the business of the Partnership. See "Summary of the Partnership Agreement—Rights of the Limited Partners." Nevertheless, the partnership laws of certain other states in which the Partnership (or any Local Partnership of which it is a limited partner) may do business do not expressly grant or deny such voting rights to Limited Partners, and it may be argued that the existence thereof in the Partnership Agreement constitutes controlling the business of the Partnership in such states. The acceptance of the foregoing argument by a court would subject all or some of the Limited Partners to general liability and would make them liable with the General Partner for any civil judgment which could not be satisfied by the Partnership's assets. Because there is uncertainty as to which state partnership laws are applicable to partnerships that are organized under the laws of one state and that both own property (directly or indirectly) and have partners residing in other states, it may be difficult or impossible to know whether the Limited Partners may exercise certain of their rights without jeopardizing their status as limited partners.

Reliance on Management; Lack of Partnership Control. All decisions concerning the management of the Partnership, including selection of the Properties in which the Partnership will invest, will be made by the General Partner. Limited Partners have no right or power to take part in the management of the Partnership. For information pertaining to the right of Limited Partners to remove the General Partner and to elect successor General Partners, see "Summary of the Partnership Agreement." Accordingly, no person should purchase Units unless he is willing to entrust all aspects of the management of the Partnership to the General Partner.

Delays in Obtaining Financial Data. The Partnership's ability to assemble and provide in a timely fashion to the Limited Partners its federal income tax information, financial statements and other reports (see "Reports") will depend on the Local General Partners' compliance with the provisions of the respective partnership agreements. The Local Partnership Agreements will generally contain provisions requiring Local Partnerships to retain accountants of recognized standing and to report tax data and financial information in a timely manner. In the event that any of the Local General Partners fail to comply with such provisions, the Partnership might be unable to comply with the reporting requirements described herein in the section captioned "Reports."

Limitations on Liability of the General Partner and Certain Affiliates. The Partnership has agreed to indemnify the General Partner and certain Affiliates performing services on behalf of the Partnership for certain acts or omissions performed or omitted by the General Partner or such Affiliates in good faith and in a manner reasonably believed by it to be within the scope of authority granted by the Partnership Agreement and in the best interests of the Partnership. See "Fiduciary Responsibility of General Partner and Affiliates."

CONFLICTS OF INTEREST

The General Partner and some of the Local General Partners and the Selling Agent are engaged, directly or through their respective Affiliates, in various real estate activities, including the sale of other real estate limited partnership interests and arranging for the private purchase and sale of interests in real estate. For a description of the General Partner and its Affiliates, see "Management of the Partnership" and "Prior Performance Summary."

The General Partner, its Affiliates and the Local General Partners will have various other conflicts of interest, including the following:

General Partner and Local General Partners

The General Partner and Local General Partners, either directly or through their Affiliates, are currently and may in the future be committed to the continuing management of other limited partnerships similar to the Partnership and Local Partnerships. In addition, such persons are currently and may in the future be general partners of other partnerships which own or lease multi-family housing complexes which are located in the same market area and compete with the Properties. The General Partner and the Local General Partners will be required by the terms of the Partnership Agreement and the Local Partnership Agreements, respectively, to manage the affairs of the respective partnerships to the best of their abilities, to use their best efforts to carry out the purposes of such partnerships and to devote such time as is, in their judgment, necessary to the business of the Partnership or the Local Partnerships. See "Management of the Partnership."